Exhibit 15

LETTER OF AWARENESS FROM DELOITTE & TOUCHE LLP

To the Board of Directors and

Shareholders of Investors Financial Services Corp:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Investors Financial Services Corp. and subsidiaries for the periods ended September 30, 2005 and 2004, as indicated in our report dated November 2, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in the following Registration Statements:

Filed on Form S-8:

Registration Statement No. 333-72786

Registration Statement No. 333-79639

Registration Statement No. 333-43353

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/DELOITTE & TOUCHE LLP
Boston, Massachusetts
November 2, 2005